Exhibit 10.3

EXECUTION VERSION

This FORBEARANCE AGREEMENT (as may be amended, supplemented or otherwise modified, this “Agreement”), dated as of July 1, 2019, is by and among WEATHERFORD INTERNATIONAL LTD., a Bermuda exempted company (“WIL-Bermuda”), WOFS ASSURANCE LIMITED, a Bermuda exempted company (“WOFS”, and together with WIL-Bermuda, the “Borrowers”), WEATHERFORD INTERNATIONAL PLC, an Irish public limited company (“WIL-Ireland”), each of the Guarantors in their capacities as such (together with the Borrowers and WIL-Ireland, the “Obligors”), the Lenders (as defined below) party hereto from time to time and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the Issuing Banks party hereto from time to time.

W I T N E S S E T H :

WHEREAS, the Borrowers, WIL-Ireland, the lending and other financial institutions from time to time party thereto as lenders (collectively, the “Lenders”), the Issuing Banks, and the Administrative Agent are parties to the Amended and Restated Credit Agreement, dated as of May 9, 2016 (as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement dated as of July 19, 2016, by that certain Amendment No. 2 to Amended and Restated Credit Agreement dated as of April 17, 2017, by that certain Amendment No. 3 to the Amended and Restated Credit Agreement dated as of August 16, 2018, and as further amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”).

WHEREAS, pursuant to the Credit Agreement, the Issuing Banks and the Lenders have made certain loans and other extensions of credit to, or for the account of, the Borrowers.

WHEREAS, each of the Obligors hereby acknowledges and agrees that as of the date hereof certain Defaults and Events of Default identified on Schedule I hereto have occurred under the Credit Agreement and that after the date hereof certain Defaults and Events of Default identified on Schedule I hereto may occur under the Credit Agreement (such Defaults and Events of Default, solely as they exist for the reasons described on Schedule I, the “Specified Events of Default”).

WHEREAS, (i) as a result of the occurrence of the Specified Events of Default under the Credit Agreement, the Administrative Agent, the Issuing Banks and the Lenders are entitled to exercise at any time their rights and remedies and to commence enforcement, litigation and collection actions under the Credit Agreement, the other Loan Documents and applicable law, including without limitation, to terminate the Commitments, to set off funds, demand cash collateralization of all issued and outstanding Letters of Credit and to declare to be immediately due and payable the principal amount of the Loans now outstanding, all accrued interest, fees and the other obligations of the Obligors accrued under the Credit Agreement and the other Loan Documents (such rights, remedies and actions, other than as described in the following clause (ii), collectively, the “Enforcement Actions”), in each case in accordance with the Loan Documents and applicable law and (ii) as a result of the Specified Event of Default under Section 9.01(j) of the Credit Agreement, the Commitments shall automatically terminate and the Loans and other Obligations then outstanding shall automatically become due and payable.

WHEREAS, the Borrowers have requested that the Administrative Agent, the Lenders and the Issuing Banks agree to forbear from taking any Enforcement Actions to afford WIL-Ireland,  WIL-Bermuda and Weatherford International, LLC (“WIL-Delaware” and together with WIL-Ireland and WIL-Bermuda, the “Debtors”) an opportunity to pursue a financial restructuring in accordance with the restructuring support agreement, dated as of May 10, 2019 (as amended, supplemented or otherwise modified from time to time, subject to the terms hereof, the “RSA”), with the holders of Existing Senior Notes (the “Noteholders”) issued pursuant to the Existing Senior Notes Indentures.

WHEREAS, the Lenders hereto have agreed to such request, subject to the terms and provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                            DEFINITIONS.  Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement and the following terms shall have the following meanings:

(a)                                 “Acceptable Plan” shall mean a plan of reorganization of the Debtors that provides for (i) Payment in Full, including all accrued and unpaid interest payable pursuant to Section 4.4 below, no later than the effective date of such plan and (ii) releases for the holders of the Guaranteed Obligations in form and substance reasonably satisfactory to the Required Lenders.

(b)                                 “Bankruptcy Code” means chapter 11 of title 11 of the Unites Sates Code, 11 U.S.C. § § 101-1532 (as amended).

(c)                                  “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

(d)                                 “Chapter 11 Cases” means the jointly-administered voluntary cases to be commenced by the Debtors under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

(e)                                  “Confirmation Order” means an order of the Bankruptcy Court approving a plan of reorganization.

(f)                                   “DIP Financing” has the meaning specified in the RSA as in effect on the date hereof, which shall not exceed $1.75 billion in aggregate principal amount.

(g)                                  “Examinership Proceeding” has the meaning specified in the RSA as in effect on the date hereof.

(h)                                 “Exit Facility Documents” has the meaning specified in the RSA as in effect on the date hereof.

(i)                                     “Irish Court” means the Irish High Court in which WIL-Ireland will commence the Examinership Proceeding.

(j)                                    “Scheme Approval Order” means an order of an Irish Court sanctioning the Scheme of Arrangement.

(k)                                 “Scheme of Arrangement” has the meaning specified in the RSA as in effect on the date hereof.

SECTION 2.                            ACKNOWLEDGEMENTS.

2.1                               Amount of Obligations.

Each Obligor acknowledges and agrees that (i) as of July 1, 2019, the Guaranteed Obligations included, without limitation, the amounts set forth on Schedule II attached hereto on account of (A) the outstanding unpaid amount of principal of, accrued and unpaid interest on, and fees and commissions related to, the Loans, (B) the aggregate principal balance of the outstanding Total LC Exposure under the Credit Agreement and all related fees, (C) the aggregate unpaid Banking Services Obligations, and (D) the aggregate unpaid Swap Obligations (if any), and (ii) such Obligor is indebted to the Credit Parties (or, to the extent applicable with respect to the Swap Obligations and Banking Services Obligations, their Affiliates), to the extent provided in the Guaranty Agreements, for such Guaranteed Obligations (including the LC Exposure) and all other Guaranteed Obligations, without defense, counterclaim or offset of any kind (other than the defense that Payment in Full has occurred), and such Obligor ratifies and reaffirms the validity, enforceability and binding nature of all such Guaranteed Obligations to the extent provided in the Guaranty Agreements.

2.2                               Events of Default.  Each Obligor acknowledges and agrees that (a)(i) Specified Events of Default exist, and will continue to exist, after the Forbearance Effective Date (as defined below) and (ii) no other Default or Event of Default has occurred and continues to exist as of the Forbearance Effective Date and (b) absent the agreement of the Credit Parties to forbear from taking Enforcement Actions as provided in this Agreement, the occurrence of the Specified Events of Default entitles one or more Credit Parties at any time to take one or more Enforcement Actions.

2.3                               Guarantee.  Each Obligor ratifies and reaffirms the validity and enforceability (without defense, counterclaim or offset of any kind (other than the defense that Payment in Full has occurred)) of the Guarantees granted in support of the Guaranteed Obligations by such Obligor to the Administrative Agent, for the benefit of the Lenders, pursuant to the Guaranty Agreements to which such Obligor is a party. Each Obligor acknowledges and agrees that all such Guarantees provided by such Obligor continue to guarantee the Guaranteed Obligations to the extent provided in the Guaranty Agreements notwithstanding the occurrence of the Forbearance Effective Date.

SECTION 3.                            FORBEARANCE.

3.1                               Forbearance Period.

(a)                                 Subject to the terms and conditions of this Agreement, the Credit Parties shall forbear from taking any Enforcement Actions as a result of the occurrence of the Specified Events of Default during the period from and including the Forbearance Effective Date until, the Administrative Agent, on behalf of the Credit Parties, or at the request of the Required Lenders provides a notice of termination to the Borrowers or any other Obligor after the earliest to occur of any of the following events (each such event, a “Forbearance Termination Event”; the date of delivery of such notice, the “Forbearance Termination Date”; and such period, the “Forbearance Period”):

(i)                                   11:59 p.m. (New York City time) on the earlier of (x) date set forth in Section 11 of the RSA and (y) December 31, 2019 (either such date, the “RSA Termination Date”);

(ii)                                11:59 p.m. (New York City time) on July 15, 2019 if the Debtors have not commenced the Chapter 11 Cases;

(iii)                            The RSA (as in effect on the date hereof) is either terminated or modified in a manner that is adverse to the Lenders; provided that extending the RSA Termination Date to a date not later than December 31, 2019 shall not constitute a modification that is adverse to the Lenders;

(iv)                            (A) The Borrower shall not have delivered to the Lenders on or before November 15, 2019, an executed and binding commitment letter in respect of the exit revolving credit facility in the principal amount of not less than $750,000,000 (or such other amount as set forth in an Acceptable Plan), including a letter of credit sublimit of up to $500,000,000, from one or more creditworthy financial institutions which provides financings of this type in the ordinary course of its business and which is reasonably capable of fulfilling its commitment and with such conditions to funding that are customary for financings of this type (the “Revolver Exit Commitment”) or (B) either of the Revolver Exit Commitment or the Notes Exit Commitment (as defined below) is terminated or modified in a manner that reduces the amount of the commitment thereunder, incorporates new material conditions to closing or funding thereunder or otherwise makes funding thereunder materially less certain;

(v)                                The occurrence of an Event of Default under, and as defined in, the credit agreement governing the DIP Financing (the “DIP Agreement”);

(vi)                            (A) The interim order approving the DIP Financing does not provide for authority (I) to repay in full the Term Loan Facility and the 364-Day Revolving Facility as required under clause (vii) below or (II) to provide cash collateral for the outstanding Letters of Credit, and permit the application of such cash collateral, as required under Section 4.7 or (B) the DIP Agreement or the orders of the Bankruptcy Court approving the DIP Agreement are not reasonably satisfactory to the Required Lenders as to the matters addressed in this Agreement or have been modified in a manner that is materially adverse to the Lenders;

(vii)                         The Term Loan Facility and the 364-Day Revolving Credit Facility are not repaid substantially concurrently with the date of the closing of the DIP Financing and the initial draw thereunder, which in no event shall occur later than five (5) Business Days after the commencement of the Chapter 11 Cases (such date, the “DIP Funding Date”);

(viii)                      The Bankruptcy Court enters an order converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases;

(ix)                            The Bankruptcy Court enters an order appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(x)                               Either (i) any Debtor files with the Bankruptcy Court a motion, application, or adversary proceeding (or any Debtor supports any such motion, application, or adversary proceeding filed or commenced by any third party) (A) challenging the validity, enforceability, scope or priority of, or seeking avoidance or subordination of, the claims of any Credit Party or (B) asserting any other cause of action against any Credit Party or (ii) the Bankruptcy Court enters an order providing relief against any Credit Party with respect to any of the foregoing causes of action or proceedings filed by any Debtor;

(xi)                            The filing of a plan of reorganization or liquidation with respect to the Debtors that is not an Acceptable Plan or the Debtors seek approval of a disclosure statement for a plan of reorganization or liquidation that is not an Acceptable Plan;

(xii)                         The Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Debtors’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code;

(xiii)                      The Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction, or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins, or otherwise prohibits the implementation of an Acceptable Plan or the effect of which would render an Acceptable Plan incapable of consummation on the terms set forth in this Agreement;

(xiv)                      The entry of a Confirmation Order or Scheme Approval Order that does not implement an Acceptable Plan and is not otherwise satisfactory to the Required Lenders;

(xv)                          The Irish Court declines to make an order appointing an examiner to WIL-Ireland;

(xvi)                      Following entry into the Examinership Proceeding, the petition seeking to appoint an examiner is at any point withdrawn;

(xvii)                  The examiner’s proposal for a Scheme of Arrangement does not obtain the support of at least one class of impaired creditors within the Examinership Proceeding;

(xviii)               The Irish Court refuses to confirm the examiner’s proposal for a Scheme of Arrangement;

(xix)                       A petition is presented for the appointment of a liquidator or receiver to WIL-Ireland and the Irish Court declines to order that such liquidator or receiver ceases to act;

(xx)                         Any meeting of the directors or members of WIL-Ireland is convened for the purposes of considering any resolution for its liquidation or other analogous insolvency procedure or with a view to a composition, assignment or arrangement with its creditors generally (or any class of its creditors) or any meeting is convened for the purposes of considering any event similar or analogous to the foregoing and such a resolution is passed (in each case other than the Examinership Proceeding and the Chapter 11 Cases);

(xxi)                     The execution of Exit Facility Documents or any commitment letter (whether fully underwritten or best efforts) or highly confident letters with respect to the Revolver Exit Commitment that do not contemplate Payment in Full pursuant to an Acceptable Plan;

(xxii)                  The commencement of any material enforcement action that is not stayed within 45 days after the commencement thereof or any insolvency proceeding against or in respect of any Obligor that is not a Debtor;

(xxiii)                The occurrence of an Event of Default that is not a Specified Event of Default;

(xxiv)               Any representation or warranty made by any Obligor in this Agreement proving to have been untrue or inaccurate in any material respect (except to the extent qualified by materiality, in which case such representation shall have been untrue or inaccurate in any respect) on or as of the date made or deemed made, except where such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall have been untrue or inaccurate in any material respect (except to the extent qualified by materiality, in which case such representation shall have been untrue or inaccurate in any respect) as of such earlier date;

(xxv)                  (A) On the DIP Funding Date if (I) the Guaranteed Obligations are not guaranteed on a pari passu basis by all guarantors of the DIP Financing, including without limitation the guarantors of the DIP Financing organized in the United States and Canada (the “North American DIP Guarantors”), pursuant to documentation reasonably satisfactory to the Administrative Agent, or (II) (a) the Guaranteed Obligations are not secured by the same assets of the North America DIP Guarantors as, and on a second lien basis to, the DIP Financing pursuant to documentation substantially similar to the security documentation for such assets under the DIP Financing or such liens shall not be perfected to the same extent as the liens securing the DIP Financing; provided that the aggregate amount of the Guaranteed Obligations secured thereby shall not exceed $100,000,000, or (b) the Administrative Agent and the agent under the DIP Financing shall not have entered into intercreditor arrangements reasonably satisfactory to the Administrative Agent, which shall provide, among other things, that the liens securing the Guaranteed Obligations as described in this clause (xxv) shall automatically transition from second liens to pari passu liens on November 30, 2019 if Payment in Full shall not have occurred by such date, or (B) if any affiliate of any Obligor guarantees, or provides collateral for, the DIP Financing and does not guarantee, or provide such collateral for the benefit of, the Guaranteed Obligations (except any such affiliate as otherwise agreed to by the Required Lenders) to the same extent provided to the DIP Financing with, and subject to, the priority described in this clause (xxv); and

(xxvi)               The failure of any Obligor to (A) pay or provide any amount required by Sections 4.1, 4.2, 4.4 and 4.7 in accordance with such Sections or (B) perform, as and when required, any of its respective covenants or other obligations set forth in this Agreement (it being understood that time is of the essence for each such covenant and obligation), including without limitation, any provision of Section 4 below and, in the case of clause (B), such failure shall remain unremedied for 5 calendar days (or, in the case of Section 4.6(a), 30 calendar days) after the earlier to occur of (i) receipt by a Principal Financial Officer of any Obligor of written notice of such failure (given by the Administrative Agent or any Lender) and (ii) a Principal Financial Officer of any Obligor otherwise becoming aware of such failure.

(b)                                 Notwithstanding anything to the contrary contained herein or in any Loan Document, the Specified Events of Default constitute actionable Defaults and Events of Default for the purpose of triggering any and all limitations, restrictions or prohibitions on certain actions that may be taken or omitted or otherwise acquiesced to by or on behalf of any Obligor pursuant to the Credit Agreement or any other Loan Document, including, without limitation, any and all limitations, restrictions or prohibitions with respect to any distribution, advance or other payment directly or indirectly from or for the benefit of any Obligor to any other Obligor, any direct or indirect owner of an equity interest in any Obligor or any Affiliate of any of the foregoing and any actions or inactions taken or omitted or otherwise acquiesced to, by or on behalf of any Obligor in violation of such provisions, in each case while any Default or Event of Default (including the Specified Events of Default) exists, will constitute additional Events of Default under the Credit Agreement and the other Loan Documents under this Agreement; provided, however, prior to and only until the occurrence of a Forbearance Termination Event (i) a Specified Event of Default shall not constitute an Event of Default for the purposes of Section 2.05(e) of the Credit Agreement, and (ii) a Specified Event of Default shall not constitute a Default or Event of Default for the purposes of Sections 7.09(d), 8.02(a) (without giving effect to clause (D)(2) thereof), 8.02(c)(i), 8.05(d), 8.05(j), 8.06(f)(ii) and 8.08(k) of the Credit Agreement so long as (x) any transaction sought to be consummated by the Obligors under such Sections shall be permitted by the DIP Agreement (as amended, supplemented or otherwise modified from time to time, but subject to Section 3.1(a)(vi)) and the Obligors shall otherwise comply with the terms of the Credit Agreement in respect of such transactions.

3.2                               Limitation on Forbearance.  Each Obligor acknowledges and agrees that, notwithstanding the agreement of the Credit Parties to forbear from taking any Enforcement Actions during the Forbearance Period in respect of the Specified Events of Default, (i) such forbearance shall not constitute a waiver of the occurrence or the continuance of any Event of Default (including the Specified Events of Default), and each such Event of Default which has occurred and is otherwise still continuing shall continue to exist during and after the Forbearance Effective Date, (ii) nothing contained in this Agreement shall be construed to limit or affect the right of the Credit Parties to bring or maintain during the Forbearance Period any action to enforce or interpret any term or provision of this Agreement, (iii) nothing contained in this Agreement shall be construed to limit or affect the right of the Credit Parties to take protective actions in the Chapter 11 Cases, including to enforce the terms of this Agreement and filing (x) responsive pleadings in respect of actions taken or relief sought in the Chapter 11 Cases that is adverse to the Credit Parties and (y) a proof of claim in the Chapter 11 Cases and (iv) nothing contained in this Agreement shall be construed to affect any rights or remedies of any institution that is a Lender or Issuing Bank under the Credit Agreement in any other capacity or under any agreements (other than the Credit Agreement and this Agreement) with respect to WIL-Ireland or any of its Subsidiaries.

3.3                               Enforcement Actions After Forbearance Period.  Each Obligor acknowledges and agrees that, on the Forbearance Termination Date, the Forbearance Period shall automatically terminate and the agreement of the Credit Parties to forbear from taking any Enforcement Actions in respect of the Specified Events of Default shall immediately and automatically cease and be of no further force or effect, and the Credit Parties shall be entitled to immediately take any or all Enforcement Actions under (and in accordance with) the Credit Agreement, the other Loan Documents and applicable law, all without further notice or demand, in respect of the Specified Events of Default or any other Event of Default then existing. The Credit Parties shall have no obligation whatsoever to extend the maturity of the Credit Agreement, waive any Events of Default, defer any payments, or, following the Forbearance Termination Date, further forbear from exercising their rights and remedies.  The Debtors, in their capacity as such, acknowledge and agree and shall not dispute that after the commencement of the Chapter 11 Cases, the termination of this Agreement and the giving of any notice hereunder shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Debtors hereby waive, to the fullest extent permitted by law, the applicability of the automatic stay to the taking of such action and, to the extent the Bankruptcy Court determines that automatic stay applies to taking such action, the Debtors consent to any relief that the Credit Parties requires to taking such action).

SECTION 4.                            AGREEMENTS.  To induce the Credit Parties to enter into this Agreement, the Borrowers agree as follows:

4.1                               Payment of Fees.  The Obligors hereby agree to pay to the Administrative Agent for the ratable account of the Lenders parties hereto, a fee equal to 0.25% on the outstanding principal amount of Loans and Total LC Exposure, paid on the Forbearance Effective Date. The Obligors hereby also agree to pay to the Administrative Agent for the ratable account of the Lenders parties hereto a fee, on the outstanding Loans and LC Exposure, in equal percentage to the percentage paid to the parties under the RSA in connection with any extension of the date set forth in Section 11 of the RSA (as in effect on the date hereof).

4.2                               Payment of Fees and Expenses.  The Obligors hereby agree to pay (a) (i) on the Forbearance Effective Date to the extent invoiced to the Borrowers at least two (2) Business Days prior thereto and (ii) thereafter within ten (10) days after the receipt by the Borrowers of an invoice, the reasonable and documented out-of-pocket accrued expenses of the Administrative Agent, including, without limitation, the reasonable and documented fees, charges and disbursements of Simpson Thacher & Bartlett LLP, one counsel in each applicable jurisdiction and FTI Consulting, in each case, to the extent such fees, charges and disbursements are related to this Agreement, the Loan Documents or as otherwise provided in Section 11.03 of the Credit Agreement and (b) on the Forbearance Effective Date, a retainer to Simpson Thacher & Bartlett LLP, in an amount set forth in its invoice referenced in the foregoing clause (a)(i)), to reimburse the reasonable and documented fees, costs and expenses of Simpson Thacher & Bartlett LLP as and when due under this Agreement and the Credit Agreement.

4.3                               Cooperation.  The Obligors shall provide (either directly or through their advisors) updates and reasonably detailed information regarding the RSA and the Plan and information regarding the operations, business affairs and financial condition of any Obligor as reasonably requested by the Administrative Agent or its advisors; provided, however, that the Obligors and their advisors will not be required to disclose, or permit the inspection or discussion of, any document, information or other matter (i) that in their good faith judgment constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which in their good faith judgment disclosure is prohibited by applicable law or any binding agreement or (iii) that in their good faith judgment is subject to attorney client or similar privilege or constitutes attorney work product; provided that if the Obligors are restricted from sharing documents or information as a result of existing confidentiality agreements, the Obligors shall use good faith efforts to get the consent of the applicable parties to share such documents or information with the Administrative Agent and its advisors.

4.4                               Payment of Interest and LC Fees.  Each of the Obligors hereby agrees that on and after the date hereof until Payment in Full (a) interest on the outstanding Obligations shall accrue at the default rate provided under Section 2.10(d) of the Credit Agreement at the Alternate Base Rate or the Adjusted LIBO Rate, as applicable, and (b) participation fees and fronting fees in respect of the outstanding Letters of Credit shall accrue at the rate provided under Section 2.09(b) of the Credit Agreement, plus 2.00% and, in the case of each of the foregoing clauses (a) and (b), shall be paid on the DIP Funding Date and, thereafter, on the last Business Day of each month.  The parties hereto hereby agree that, notwithstanding anything to the contrary set forth in Section 2.05(e) of the Credit Agreement or otherwise, during the Forbearance Period the Borrower may elect for outstanding Eurodollar Borrowings on the date hereof to be continued as Eurodollar Borrowings with one month Interest Periods that end on or prior to December 31, 2019.

4.5                               No Obligation to Extend Credit. On and after the date hereof, the Credit Parties have no obligation to make Loans or issue, amend or extend any Letter of Credit under the Loan Documents and the Commitments are hereby terminated; provided that the Issuing Banks shall be permitted to reduce the face amount or shorten the expiry date of any outstanding Letter of Credit without the consent of any Lender or any other Person.  On and after the date hereof, any amounts repaid may not be reborrowed.

4.6                               Reporting; Notices.  In addition to the requirements set forth in the Credit Agreement, the Obligors shall provide all reporting required under the DIP Financing as and when delivered thereunder, and the following reporting and notices to the Administrative Agent:

(a)                                 (i) on or before the day falling on a Friday following the end of every 2-week period, commencing with the 2-week period ending July 12, 2019, a variance and reconciliation report for the prior 2-week period included in the latest DIP Budget delivered pursuant to Section 5.1(b) or Section 4.6(a)(ii) and (ii) on or before the last Business Day at the end of every 4-week period, commencing with the 4-week period ending July 26, 2019, a DIP Budget;

(b)                                 prompt written notice of the commencement of, or the receipt by any Borrower or Obligor of a threat in writing of, in each case after the Forbearance Effective Date, any action, suit, proceeding, exercise of remedies or notice of acceleration commenced against any Obligor or any of its officers or directors in their capacities as such that involves a claim in excess of $10,000,000;

(c)                                  prompt written notice upon the occurrence of (i) a Termination Event under, or any amendment, supplement or other modification of or waiver with respect to, the RSA or (ii) an Event of Default under the DIP Financing; and

(d)                                 prompt written notice upon receipt by any Obligor or any Obligor’s Restricted Subsidiaries of a demand by any creditor, guarantor, vendor, operator, surety provider or supplier (including any oil and gas gathering, processing and transportation provider) to post additional collateral or provide additional credit support, in each case in excess of $10,000,000, with respect to such entities’ services, goods or obligations.

4.7                               Cash Collateralization of LCs. The Obligors hereby agree to cash collateralize all outstanding Letters of Credit pursuant to Section 3.01(j) of the Credit Agreement (the “Cash Collateral”) on the DIP Funding Date and no later than within five (5) Business Days after the commencement of the Chapter 11 Cases.  All such Cash Collateral shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements made by the Issuing Banks; provided, that notwithstanding anything to the contrary set forth in Section 3.01(j) of the Credit Agreement, to the extent that any Letter of Credit is returned undrawn or expires without being drawn or the face amount of any Letter of Credit is reduced, the Administrative Agent shall, at the request of the Obligors and so long as a Forbearance Termination Event has not occurred and is continuing, promptly return any such associated Cash Collateral to the Obligors.  Any action taken by the Administrative Agent or any other Lender or Issuing Bank under Section 3.01(j) of the Credit Agreement with respect to such Cash Collateral that is inconsistent with this Section 4.7 shall constitute an Enforcement Action.

SECTION 5.                            CONDITIONS PRECEDENT.

5.1                               Forbearance Effective Date. This Agreement shall become effective (the “Forbearance Effective Date”) on the first date on which all of the following conditions have been satisfied or waived by the Administrative Agent and the Required Lenders:

(a)                                 Execution and Delivery.  The Administrative Agent shall have received counterparts of this Agreement duly executed by (a) the Borrowers, WIL-Ireland and the other Guarantors and (b) the Required Lenders.

(b)                                 DIP Budget.  The Administrative Agent shall have received a projected statement of sources and uses of cash for the Debtors and the North American DIP Guarantors on a consolidated basis, broken down by weeks, for the succeeding 13 calendar weeks (a “DIP Budget”).

(c)                                  No Default.  Upon giving effect to this Agreement, there shall be no Default or Event of Default (other than the Specified Events of Default).

(d)                                 RSA Effectiveness. The RSA shall be in full force and effect, and at least 66 and 2/3% of the Noteholders shall be bound thereby.

(e)                                  Execution of Tranche A Notes Backstop Commitment. The Debtors have executed a backstop commitment agreement in respect of the Tranche A Exit Senior Unsecured Notes (as defined in the RSA as in effect on the date hereof), in form and substance, and from a lender or lenders, reasonably satisfactory to the Required Lenders (the “Notes Exit Commitment”).

(f)                                   Repayment at Par. The terms of the RSA and the Plan (and any related disclosure statement) shall provide for, and the Exit Commitment shall not be inconsistent with, the consummation of an Acceptable Plan.

(g)                                  Payment of Fees.  The Obligors shall have paid such amounts required under Sections 4.1 and 4.2.

(h)                                 Representations and Warranties.  As of the Forbearance Effective Date, the representations and warranties contained in this Agreement, the Credit Agreement and in each other Loan Document (other than with respect to Specified Events of Default) shall be true and correct in all material respects (or in any respect to the extent such representation or warranty is qualified by materiality) on and as of the Forbearance Effective Date as if made on and as of the Forbearance Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or in any respect to the extent such representation or warranty is qualified by materiality) on and as of such earlier date.

SECTION 6.                            REPRESENTATIONS AND WARRANTIES.  In order to induce the Credit Parties party hereto to enter into this Agreement, the Obligors hereby represent and warrant to the Credit Parties that:

(a)                                 each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

(b)                                 the representations and warranties of each Obligor contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Forbearance Effective Date (except with respect to the Specified Events of Default) as if made on and as of the Forbearance Effective Date, except where such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and correct in all material respects as of such earlier date;

(c)                                  the execution, delivery, and performance by each Obligor of this Agreement, (i) have been duly authorized by all necessary corporate, partnership or other proceedings on its part or on its behalf, (ii) does not and will not violate any applicable law or regulation applicable to such Obligor or the charter, limited liability company agreement, by-laws or other organizational documents of such Obligor or any order of any Governmental Authority, (iii) does not require any consent or approval of, registration or filing with (other than any disclosure filing), or any other action by, any Governmental Authority, except as have been made or obtained or made and are in full force;

(d)                                 this Agreement constitutes the legal, valid and binding obligation of each Obligor, enforceable against such Obligor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(e)                                  the Obligors have not agreed to pay any fees to any Lender other than as set forth in Section 4.1 above.

SECTION 7.                            CONTINUING EFFECT.  The Credit Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. Except as expressly provided herein, this Agreement (i) shall not constitute an amendment, waiver or modification of any provision of the Credit Agreement and (ii) shall not be construed as an amendment, waiver or modification of any action on the part of the Borrowers or the other Obligors that would require an amendment, waiver or consent of the Credit Parties. This Agreement is a Loan Document.

SECTION 8.                            CONSENT OF GUARANTORS.  Each of the Guarantors hereby consents to this Agreement.

SECTION 9.                            RELEASE.  On and as of the Forbearance Effective Date, each of the Obligors (on behalf of itself and its Affiliates) and its successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under any of the Obligors, for its past, present and future employees, agents, representatives, officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby release and discharge, and shall be deemed to have forever released and discharged, the Credit Parties, and the Credit Parties’ respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, any so called “lender liability” claims, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses and incidental, consequential and punitive damages payable to third parties, or any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties in their capacities as such under any of the Loan Documents, whether held in a personal or representative capacity, solely to the extent based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including (but not after) the date hereof in any way, directly or indirectly arising out of, connected with or relating to any of this Agreement, the Loan Documents and the transactions contemplated hereby or thereby, or any other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”). Each Releasing Party further stipulates and agrees with respect to all Claims, that it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 9.

SECTION 10.                     GOVERNING LAW.  THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 11.                     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 12.                     SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Guarantors, and the Credit Parties, and each of their respective successors and assigns, and shall not inure to the benefit of any third parties.  The execution and delivery of this Agreement by any Lender prior to the Forbearance Effective Date shall be binding upon its successors and assigns and shall be effective as to any Loans or Commitments assigned to it after such execution and delivery.

SECTION 13.                     NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and no other person or entity shall have any right of action hereon, right to claim any right or benefit from the terms contained herein, or be deemed a third party beneficiary hereunder.

SECTION 14.                     REVIEW AND CONSTRUCTION OF DOCUMENTS.  Each party hereto hereby acknowledges, and represents and warrants to the other parties hereto, that:

(a)                                 it has had the opportunity to consult with legal counsel of its own choice and has been afforded an opportunity to review this Agreement with legal counsel;

(b)                                 it has carefully reviewed this Agreement and fully understands all terms and provisions of this Agreement;

(c)                                  it has freely, voluntarily, knowingly, and intelligently entered into this Agreement of its own free will and volition;

(d)                                 none of the Credit Parties have a fiduciary relationship with any of the Obligors and the Obligors do not have a fiduciary relationship with the Credit Parties, and the relationship between the Credit Parties, on the one hand, and the Obligors, on the other hand, is solely that of creditor and debtor; and

(e)                                  no joint venture exists among the Obligors and the Credit Parties.

SECTION 15.                     Notices.  All notices and requests in connection with this Agreement shall be given in accordance with Section 11.02 of the Credit Agreement.

SECTION 16.                     ENTIRE AGREEMENT; AMENDMENT.  THIS AGREEMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO REGARDING THE CREDIT PARTIES’ FORBEARANCE WITH RESPECT TO THEIR RIGHTS AND REMEDIES WHICH MAY ARISE AS A RESULT OF THE SPECIFIED EVENTS OF DEFAULT AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSION OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the Borrowers, the Lenders constituting the Required Lenders and, to the extent required under Section 11.01 of the Credit Agreement, the Issuing Bank and the Administrative Agent.

SECTION 17.                     SEVERABILITY.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 18.                     COUNTERPARTS.  This Agreement may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  An executed signature page of this Agreement may be delivered by facsimile transmission or electronic PDF of the relevant signature page hereof.

SECTION 19.                     FURTHER ASSURANCES.  The Obligors agree to execute, acknowledge, deliver, file and record such further certificates, instruments and documents, and to do all other acts and things, as may be reasonably requested by the Administrative Agent and necessary or reasonably advisable to carry out the intents and purposes of this Agreement. The Administrative Agent and the Lenders party to this Agreement agree to negotiate in good faith an intercreditor agreement as described in Section 3.1(a)(xxv) of this Agreement.

SECTION 20.                     HEADINGS.  Section headings used in this Agreement are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

WEATHERFORD INTERNATIONAL LTD.

By:	/s/ Mohammed Dadhiwala
	Name:	Mohammed Dadhiwala
	Title:	Vice President

WEATHERFORD INTERNATIONAL PLC

By:	/s/ Valentin Mueller
	Name:	Valentin Mueller
	Title:	Vice President

WOFS ASSURANCE LIMITED

By:	/s/ Mohammed Dadhiwala
	Name:	Mohammed Dadhiwala
	Title:	Vice President

AUSTRALIA GUARANTOR:

WEATHERFORD AUSTRALIA PTY LIMITED

By:	/s/ Antonino Gullotti
	Name:	Antonino Gullotti
	Title:	Director

By:	/s/ Robert De Gasperis
	Name:	Robert De Gasperis
	Title:	Director

BERMUDA GUARANTORS:

KEY INTERNATIONAL DRILLING COMPANY LIMITED

By:	/s/ Andrew Gold
	Name:	Andrew Gold
	Title:	President

SABRE DRILLING LTD.

By:	/s/ Mohammed Dadhiwala
	Name:	Mohammed Dadhiwala
	Title:	Vice President

WEATHERFORD BERMUDA HOLDINGS LTD.

By:	/s/ Mohammed Dadhiwala
	Name:	Mohammed Dadhiwala
	Title:	Vice President

WEATHERFORD INTERNATIONAL HOLDING (BERMUDA) LTD.

By:	/s/ Mohammed Dadhiwala
	Name:	Mohammed Dadhiwala
	Title:	Vice President

WEATHERFORD PANGAEA HOLDINGS LTD.

By:	/s/ Mohammed Dadhiwala
	Name:	Mohammed Dadhiwala
	Title:	Vice President

WEATHERFORD SERVICES, LTD.

By:	/s/ Mohammed Dadhiwala
	Name:	Mohammed Dadhiwala
	Title:	Director

WEATHERFORD HOLDINGS (BERMUDA) LTD.

By:	/s/ Mohammed Dadhiwala
	Name:	Mohammed Dadhiwala
	Title:	Vice President

BVI GUARANTORS:

WEATHERFORD COLOMBIA LIMITED

By:	/s/ Mohammed Dadhiwala
	Name:	Mohammed Dadhiwala
	Title:	Vice President

WEATHERFORD DRILLING INTERNATIONAL (BVI) LTD.

By:	/s/ Tan Kah Huan
	Name:	Tan Kah Huan
	Title:	Director

WEATHERFORD DRILLING INTERNATIONAL HOLDINGS (BVI) LTD.

By:	/s/ Mohammed Dadhiwala
	Name:	Mohammed Dadhiwala
	Title:	Vice President

WEATHERFORD HOLDINGS (BVI) LTD.

By:	/s/ Tan Kah Huan
	Name:	Tan Kah Huan
	Title:	Director

WEATHERFORD OIL TOOL MIDDLE EAST LIMITED

By:	/s/ Tan Kah Huan
	Name:	Tan Kah Huan
	Title:	Director

CANADA GUARANTORS:

WEATHERFORD CANADA LTD.

By:	/s/ J. David Reed
	Name:	J. David Reed
	Title:	Director & Vice President

WEATHERFORD (NOVA SCOTIA) ULC

By:	/s/ J. David Reed
	Name:	J. David Reed
	Title:	Director & Vice President

ENGLAND GUARANTORS:

WEATHERFORD EURASIA LIMITED

By:	/s/ Richard Strachan
	Name:	Richard Strachan
	Title:	Director

WEATHERFORD U.K. LIMITED

By:	/s/ Richard Strachan
	Name:	Richard Strachan
	Title:	Director

LUXEMBOURG GUARANTORS:

WEATHERFORD EUROPEAN HOLDINGS (LUXEMBOURG) S.À R.L.

By:	/s/ Mathias Neuenschwander
	Name:	Mathias Neuenschwander
	Title:	Manager A

WEATHERFORD INTERNATIONAL (LUXEMBOURG) HOLDINGS S.À R.L.

By:	/s/ Mathisas Neuenschwander
	Name:	Mathisas Neuenschwander
	Title:	Manager A

NETHERLANDS GUARANTOR:

WEATHERFORD NETHERLANDS B.V.

By:	/s/ August Willem Versteeg
	Name:	August Willem Versteeg
	Title:	Director

NORWAY GUARANTOR:

WEATHERFORD NORGE AS

By:	/s/ Geir Egil Moller Olsen
	Name:	Geir Egil Moller Olsen
	Title:	Director

PANAMA GUARANTOR:

WEATHERFORD SERVICES S. DE R.L.

By:	/s/ Mohammed Dadhiwala
	Name:	Mohammed Dadhiwala
	Title:	Administrator

SWITZERLAND GUARANTOR:

WEATHERFORD MANAGEMENT COMPANY SWITZERLAND SARL

By:	/s/ Valentin Mueller
	Name:	Valentin Mueller
	Title:	Managing Officer

WEATHERFORD PRODUCTS GMBH

By:	/s/ Andrzej Puchala
	Name:	Andrzej Puchala
	Title:	Managing Officer

WEATHERFORD SWITZERLAND TRADING AND DEVELOPMENT GMBH

By:	/s/ Phillip Andermatt
	Name:	Phillip Andermatt
	Title:	Managing Officer

WEATHERFORD WORLDWIDE HOLDINGS GMBH

By:	/s/ Valentin Mueller
	Name:	Valentin Mueller
	Title:	Managing Officer

WOFS INTERNATIONAL FINANCE GMBH

By:	/s/ Andrzej Puchala
	Name:	Andrzej Puchala
	Title:	Managing Officer

WOFS SWISS FINANCE GMBH

By:	/s/ Ariana Cabariu-Truong
	Name:	Ariana Cabariu-Truong
	Title:	Managing Officer

WEATHERFORD HOLDINGS (SWITZERLAND) GMBH

By:	/s/ Valentin Mueller
	Name:	Valentin Mueller
	Title:	Managing Officer

LOUISIANA GUARANTOR:

WEATHERFORD U.S., L.P.

By:	/s/ Christine M. Morrison
	Name:	Christine M. Morrison
	Title:	Vice President & Secretary

DELAWARE GUARANTORS:

PD HOLDINGS (USA), L.P.
PRECISION ENERGY SERVICES, INC.
WEATHERFORD ARTIFICIAL LIFT SYSTEMS, LLC
WEATHERFORD INVESTMENT INC.
WEATHERFORD INTERNATIONAL, LLC
WEATHERFORD HOLDINGS U.S. LLC
WEATHERFORD/LAMB, INC.
WEATHERFORD U.S. HOLDINGS, L.L.C.
WEUS HOLDING, LLC

By:	/s/ Christine M. Morrison
	Name:	Christine M. Morrison
	Title:	Vice President & Secretary

CALIFORNIA GUARANTOR:

VISUAL SYSTEMS, INC.

By:	/s/ Christine M. Morrison
	Name:	Christine M. Morrison
	Title:	Director

TEXAS GUARANTOR:

PRECISION OILFIELD SERVICES, LLP,

By:	/s/ Christine M. Morrison
	Name:	Christine M. Morrison
	Title:	Vice President & Secretary

[Lender Signatures]

Schedule I

SPECIFIED EVENTS OF DEFAULT

[See attached]

SPECIFIED EVENTS OF DEFAULT

(a)                                 Subject to the requirements of Sections 4.4 and 4.7, Events of Default under Section 9.01(a) of the Credit Agreement due to the failure to repay the Obligations upon the acceleration thereof as a result of the commencement of the Chapter 11 Case.

(b)                                 Events of Default under Section 9.01(b) of the Credit Agreement on or before the date hereof and during the Forbearance Period due to a representation and warranty under the following Sections of the Credit Agreement being incorrect in any material respect when made or deemed to have been made:

(i)                                     Section 6.01 (to the extent the commencement of the Chapter 11 Cases, Irish examinership proceeding, and/or Bermudian provisional liquidation proceeding (collectively, the “Cases”) causes the failure of any Debtor to be in good standing under the laws of the jurisdiction of its incorporation or formation or in a jurisdiction in which it is duly qualified as a foreign corporation or other foreign entity to do business);

(ii)                                  Section 6.03 (to the extent any Debtor requires the authorization, consent, approval, license or exemption of, or filing or registration with, the Bankruptcy Court or any other Governmental Authority (to the extent excused as a result of the Cases) to have been made or obtained in connection with any actions or requirements under the Loan Documents);

(iii)                               Section 6.05 (to the extent such actions or proceedings (A) arise from the commencement or existence of the Cases or (B) arise from compliance with and pursuit of the transactions contemplated by the RSA before the end of the Forbearance Period) to the extent, in the case of any Obligor that is not a Debtor, such action or proceeding does not give rise to an event described in Section 3.1(a)(xxii);

(iv)                              Section 6.06(c) (to the extent there has been a material adverse change since December 31, 2015 in the financial condition, business, assets or operations of WIL-Ireland and its Restricted Subsidiaries, taken as a whole);

(v)                                 Section 6.11 (to the extent any Specified Event of Default has occurred and is continuing); and

(vi)                              Section 6.15 (in respect of WIL-Ireland, WIL-Bermuda or any of their Subsidiaries).

(c)                                  Events of Default under Section 9.01(d) of the Credit Agreement on or before the date hereof and during the Forbearance Period due to any Obligor Party failing to give any notice required by Section 7.01(c), 7.01(d)(i) (with respect to the Specified Events of Default or any transactions contemplated by the RSA) or 7.01(d)(iii) (pursuant to an Acceptable Plan) of the Credit Agreement.

(d)                                 Events of Default under Sections 9.01(c) and 9.01(e) of the Credit Agreement due to the failure to comply with the following Sections of the Credit Agreement, in each case, on or before the date hereof and during the Forbearance Period:

(i)                                     Section 7.01(b) (with respect to the delivery of such financial statements without qualification to the extent of a going concern or similar such qualification);

(ii)                                  Section 7.01(d)(ii) (with respect to not providing notice of any Default or Event of Default in connection with any Specified Event of Default);

(iii)                               Section 7.04 (with respect to payment or discharge of Taxes by any Debtor to the extent excused under the Bankruptcy Code and/or other applicable law governing the Cases or may require approval by the Bankruptcy Court and/or other Governmental Authorities in connection with the Cases).

(iv)                              Section 7.07(ii) (with respect to performing in all material respects any obligations under material agreements of the Debtors and otherwise under or in respect of the 364-Day Revolving Credit Agreement or the Term Loan Agreement);

(v)                                 Section 8.01 (with respect to Indebtedness in respect of the DIP Financing);

(vi)                              Section 8.04 (with respect to the Liens securing the DIP Financing);

(vii)                           Section 8.05 (with respect to the Specified Divestitures defined and identified on Schedule III of this Agreement, so long as they are permitted by Section 8.05 without giving effect to Section 8.05(j)(iv), and otherwise subject to Section 3.1(b));

(viii)                        Section 8.05 (as it pertains to any Disposition requiring a Commitment reduction under Section 2.06(c) or a prepayment requirement under Section 2.08(d), which, for the avoidance of doubt, shall not be required (x) to the extent such amounts are required under the DIP Agreement to repay the DIP loans or are permitted to be reinvested by the Debtors or (y) in the case of the requirements of Section 2.08(d), to the extent the Net Cash Proceeds with respect to Permitted Factoring Transactions are less than $75,000,000 during any calendar quarter);

(ix)                              Section 8.08 (with respect to prepayments of overdraft facilities);

(x)                                 Section 8.09 (with respect to the failure to comply with the financial covenants during the Forbearance Period);

(xi)                              Section 8.11 (to the extent that the DIP Agreement and related loan documents are Restrictive Agreements); and

(xii)                           Section 8.15 (to the extent the aggregate amount of all obligations (contingent or otherwise) of WIL-Ireland and its Restricted Subsidiaries with respect to letters of credit, bank guarantees, bid bonds, surety bonds, performance bonds, customs bonds, advance payment bonds and similar instruments (including Letters of Credit issued pursuant to this Agreement and the DIP Financing) exceeds $1,000,000,000, provided that the foregoing shall not exceed, during the Forbearance Period, the lesser of $1,250,000,000 and the amount permitted under the DIP Agreement.

(e)                                  Events of Default due to the actions taken in connection with the redomestication of WIL-Ireland as a resident of Ireland for tax purposes following confirmation of, and pursuant to, an Acceptable Plan, together with any changes thereto that are not materially adverse to the Lenders, in each case during the Forbearance Period so long as no assets of WIL-Ireland or any of its Subsidiaries shall be transferred in connection therewith except for transfers between North American DIP Guarantors or between Obligors that are not North American DIP Guarantors.

(f)                                   Events of Default under Sections 9.01(c) and 9.01(e) of the Credit Agreement due to the cash collateralization of any LC Equivalent under any existing Indebtedness on or before the date hereof and during the Forbearance Period, including with respect to the Letters of Credit, so long as the aggregate amount of such cash provided in respect of such cash collateralization shall not exceed $500,000,000. For the purposes of this Agreement, “LC Equivalent” means letters of credit, letter of credit facilities, bank guaranties, bank guarantee facilities or similar instruments or facilities.

(g)                                  Events of Default under Section 9.01(f) of the Credit Agreement due to the failure of WIL-Ireland or any of its Restricted Subsidiaries to make any required payments of principal or interest or premium in respect of (i) the Existing Senior Notes, the 364-Day Revolving Credit Agreement or the Term Loan Agreement on or before the date of commencement of the Chapter 11 Cases, (ii) Material Indebtedness not permitted to be paid under the Bankruptcy Code and/or other applicable law governing the Cases, (iii) obligations of any Debtor with respect to LC Equivalents under Prepetition Indebtedness which are not cash collateralized as described in clause (f) above or (iv) capital lease obligations of any Debtor), in the case of clauses (ii) through (iv), as such payments become due on or before the date hereof or prior to the end of the Forbearance Period. For the purposes of this Agreement, “Prepetition Indebtedness” means Indebtedness of the Debtors outstanding immediately prior to the commencement of the Chapter 11 Cases including Indebtedness under the Term Loan Facility, the 364-Day Revolving Credit Facility, the Existing Senior Notes and the bilateral credit facilities or other agreements through which any Debtor has the ability to obtain LC Equivalents that are in existence on the date hereof.

(h)                                 Events of Default under Section 9.01(g) of the Credit Agreement with respect to (a) any Material Indebtedness that is Prepetition Indebtedness becoming due prior to its scheduled maturity, (b) events or conditions that enable or permit the holder or holders of any Material Indebtedness that is Prepetition Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness that is Prepetition Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case, on or before the date hereof and during the Forbearance Period or (c) events, conditions or defaults occurring under any Swap Agreement that constitutes Material Indebtedness that is Prepetition Indebtedness which could enable the other counterparty to terminate such Swap Agreement.

(i)                                     Events of Default under Section 9.01(h) of the Credit Agreement with respect to any of the Obligors or their Material Subsidiaries becoming unable to, or admitting in writing, its inability or failure generally to pay its debts as they become due, in each case because of debts that are subject to compromise or other treatment in the Cases.

(j)                                    Events of Default under Section 9.01(i) of the Credit Agreement with respect to any decrees or orders of a court in respect of the Debtors under or in connection with the Cases.

(k)                                 Events of Default under Section 9.01(j) of the Credit Agreement with respect to the Cases and other proceeding or actions in respect of the Debtors in connection with or related thereto.

Schedule II

AMOUNT OF SECURED OBLIGATIONS

Loans		$305,000,000.00
Accrued and Unpaid Interest on Loans		$1,136,926.57
Accrued and Unpaid Fees and Commissions		$1,068,294.99	[2]
LC Exposure		$166,305,922.62	[3]
	Total Amount	$473,511,144.18

2 Approximate, subject to confirmation.

3 Subject to adjustment.

Schedule III

SPECIFIED DIVESTITURES

[See attached]

Specified Divestitures

Business	Name	Additional Information
Remaining Land Drilling	Project Lynx	As per detailed list provided to Administrative Agent and the Lenders
Specifed Sale Described to Administrative Agent	Project Starfish	In Q3 as per detailed list provided to Administrative Agent and the Lenders
Finalize transactions related to Laboratories sale to CSL	Project Lima	Several countries as per detailed list provided to Administrative Agent and the Lenders
Finalize transactions related to Surface Logging Business to Exlog	Project Sierra	Several countries as per detailed list provided to Administrative Agent and the Lenders

Total asset net book value asset value to be divested approximately $160 million

Total expected net proceeds between $140 - $150 million